Exhibit 99.1

Warner Chilcott Statement Regarding Market Speculation

DUBLIN, Ireland, May 10, 2013 – Further to media speculation, the Board of Warner Chilcott plc (Nasdaq: WCRX) confirmed today that the Company is engaged in preliminary discussions with Actavis, Inc. regarding a potential business combination transaction.  These discussions are at a preliminary stage and may or may not lead to an offer for the Company. The Company does not intend to comment further on market speculation or disclose any developments unless and until it otherwise deems further disclosure is appropriate or required.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacturing and promotion of our products. WCRX-G

The holder of 1% or more of any relevant securities in the Company may from the date of this announcement have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

The directors of the Company accept responsibility for the information contained in this announcement.  To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Deutsche Bank Securities Inc. is acting exclusively for the Company as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than the Company in connection therewith for providing advice in relation to the matters referred to in this announcement.  Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for the Company and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG's authorisation and regulation by the Financial Conduct Authority are available on request.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (DIRECTLY OR INDIRECTLY) IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, JAPAN OR ANY OTHER JURISDICTION WHERE THIS WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

CONTACT:	Enquiries Warner Chilcott plc Rochelle Fuhrmann Senior Vice President, Finance (973) 442-3281 rfuhrmann@wcrx.com